Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CIMG Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	Rule 457(c) and 457(h)	1,000,000	(2)	$0.8	$800,000	0.00015310	$122.93
	Total Offering Amounts						$800,000		$122.93
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$122.93

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(2)	Consists of 1,000,000 shares of common stock of CIMG Inc., par value $0.00001 per share (the “Common Stock”), available for issuance under the 2024 Equity Incentive Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on December 3, 2024, which date is within five business days prior to the filing of this registration statement.